Exhibit 5.1

James F. Fulton, Jr.

T: +1 212 479 6103

fultonjf@cooley.com

June 12, 2014

XOMA Corporation

2910 Seventh Street

Berkeley, California 94710

Ladies and Gentlemen:

We have acted as counsel to XOMA Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission, including the base prospectus (the “Base Prospectus”) filed with the Registration Statement. The Registration Statement covers the registration of the resale of 23,032,372 shares of the Company’s common stock, $0.0075 par value per share (the “Shares”) currently held by certain selling stockholders identified in the Base Prospectus, and 7,575,759 shares of the Company’s common stock (the “Warrant Shares”) that may be issued upon the exercise of outstanding warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable and the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus that forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we

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XOMA Corporation

June 12, 2014

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disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

COOLEY LLP

By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM